Exhibit (a)(5)(ii)

Contacts:	Peter J. Johnson, President and CEO (406) 457-4006 Laura F. Clark, EVP and CFO (406) 457-4007

Eagle Bancorp Montana, Inc. Announces Preliminary Results of its Modified  Dutch Auction Tender Offer

Helena, Montana – June 23, 2021 – Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company” or “Eagle”) announced today the preliminary results of its modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $6,000,000 of shares of its common stock (the “Common Stock”) at a price per share not less than $24.00 and not greater than $26.25, which expired at 5:00 p.m., New York City time, on June 22, 2021.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, approximately 847,776 shares of common stock were properly tendered and not withdrawn at a price at or below $26.25 per share, including shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the Tender Offer, and based on the preliminary count by the depositary, the Company expects to acquire approximately 250,000 shares of its common stock at a price of $24.00 per share, for an aggregate cost of approximately $6,000,000, excluding fees and expenses relating to the Tender Offer. These shares represent approximately 3.7 percent of the shares outstanding.

The number of shares to be purchased and the price per share are preliminary. They are based on the shares tendered through notice of guaranteed delivery being validly tendered. Such shares are subject to verification by the depositary, and therefore these preliminary results are subject to change. The actual number of shares purchased and the final purchase price will be announced promptly following completion of the verification process. Payment for the shares accepted for purchase, and return of all other shares tendered, if applicable, will occur promptly after completion of the final purchase price computations.

The Company may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Tender Offer. Whether the Company makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The Company also announced today that 251,256 shares were sold to the Opportunity Bank of Montana Employee Stock Ownership Plan at a price of $23.88 per share on June 23, 2021.  The shares held by the Plan will be used for allocations to employees of the Company over a ten-year period.

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the SEC, as amended or supplemented. Stockholders who have questions or would like additional information about the Tender Offer may contact the information agent for the tender offer, Mackenzie Partners, Inc., toll-free at (800) 322-2885.

EBMT Press Release
June 23, 2021

About Eagle Bancorp Montana, Inc.

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

FORWARD-LOOKING STATEMENTS

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in Eagle’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This press release contains statements about Eagle’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management’s good faith belief as to future events. The words “estimate,” “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Eagle undertakes no obligation to update or revise any forward-looking statement.

Note:  Transmitted on Globe Newswire on June 23, 2021 at 6:45 a.m. MT.